Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Sixth Amendment to Credit and Security Agreement (this “Sixth Amendment”), dated as of February 12, 2016, is made by and among COMMAND SECURITY CORPORATION, a New York corporation (“CSC” or “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”).

WITNESSETH:

WHEREAS, the Borrower and Wells Fargo are parties to a certain Credit and Security Agreement dated as of February 12, 2009 (as amended by that certain Amendment to Credit and Security Agreement dated as of December 1, 2009, that certain Second Amendment to Credit and Security Agreement dated as of October 18, 2011, that certain Third Amendment to Credit and Security Agreement dated as of November 6, 2012, that certain Fourth Amendment to Credit and Security Agreement dated as of June 30, 2014, that certain Fifth Amendment to Credit and Security Agreement dated as of November 13, 2015, and as further amended, supplemented and in effect, collectively, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that Wells Fargo modify and amend certain terms and conditions of the Credit Agreement; and

WHEREAS, the Wells Fargo has agreed to modify and amend certain terms and conditions of the Credit Agreement, all as provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.	Defined Terms. Capitalized terms used in this Sixth Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.	Amendments to Section 5. Section 5.2 of the Credit Agreement is hereby amended as follows:

(a)	Section 5.2(a) (Minimum Debt Service Coverage Ratio) is hereby deleted in its entirety, and the following substituted in its stead:

“(a) Minimum Excess Availability. Commencing December 31, 2015 and thereafter, Borrower shall maintain Excess Availability as follows:

Period	Minimum Excess Availability
December 31, 2015 through and including May 31, 2016	$5,000,000
June 1, 2016 through and including June 30, 2016	$4,500,000
July 1, 2016 and thereafter	$5,000,000

“Excess Availability” shall mean the result of (i) collateral availability calculated pursuant to the Borrowing Base limitations set forth in Section 1.2 (provided, however, if the calculation of the Borrowing Base pursuant to said Section 1.2 results in an amount which exceeds $21,100,000, collateral availability shall, for purposes of this covenant, nonetheless be deemed to be $21,100,000 and not such greater amount), less (ii) the aggregate of the unreimbursed Advances plus the L/C Amount. The foregoing covenant shall be tested (i) monthly on an average basis solely for the months of December 2015 and January 2016, and (ii) weekly beginning after February 12, 2016, based upon the Borrowing Base certificate required to be delivered to Wells Fargo pursuant to Section 5.1(e) hereof and in the form attached as Exhibit A to the Sixth Amendment.”

3.	Ratification of Loan Documents. Except as provided for herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. Borrower hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein and acknowledges and agrees that the Obligations, as modified hereby, are and continue to be secured by the Collateral. Borrower warrants and represents to Wells Fargo that as of the date hereof, no Event of Default has occurred and is continuing. Borrower acknowledges and agrees that Borrower does not have any offsets, defenses, or counterclaims against Wells Fargo thereunder, and to the extent that any such offsets, defenses, or counterclaims may exist, Borrower hereby WAIVES and RELEASES Wells Fargo therefrom.

4.	Sixth Amendment Fee. In addition to the other fees described in the Credit Agreement for which the Borrower is obligated to pay to Wells Fargo, in consideration of Wells Fargo’s entering into this Sixth Amendment, the Borrower shall pay to Wells Fargo a fee (the “Sixth Amendment Fee”) in the amount of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500) simultaneous with the execution and delivery of this Sixth Amendment to Wells Fargo, which Sixth Amendment Fee shall be fully and irrevocably earned by Wells Fargo as of such date, and is non-refundable to the Borrower.

5.	Conditions Precedent. This Sixth Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of Wells Fargo:

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(a)	This Sixth Amendment shall have been duly executed and delivered by the respective parties thereto, and shall be in full force and effect and shall be in form and substance satisfactory to Wells Fargo.

(b)	Wells Fargo shall have received the documents, instruments and agreements as Wells Fargo may reasonably require to effectuate this Sixth Amendment.

(c)	All action on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this Sixth Amendment shall have been duly and effectively taken and evidence thereof reasonably satisfactory to Wells Fargo shall have been provided to Wells Fargo.

(d)	The Borrower shall have paid the Sixth Amendment Fee.

(e)	No Event of Default shall have occurred and be continuing.

(f)	The Borrower shall have paid all reasonable and documented costs and expenses of Wells Fargo, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Sixth Amendment as well as any outstanding invoices.

6.	Miscellaneous.

(a)	This Sixth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

(b)	This Sixth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)	Any determination that any provision of this Sixth Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Sixth Amendment.

(d)	The Borrower warrants and represents that the Borrower has consulted with independent legal counsel of the Borrower’s selection in connection with this Sixth Amendment and is not relying on any representations or warranties of Wells Fargo or its counsel in entering into this Sixth Amendment.

IN WITNESS WHEREOF, each party hereto has executed this Sixth Amendment as a sealed instrument under the laws of the Commonwealth of Massachusetts through its authorized officer as of the date set forth above.

COMMAND SECURITY CORPORATION

By:	/s/ N. Paul Brost
Name:	N. Paul Brost
Title:	Chief Financial Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ James A. Kelly
Name:	James A. Kelly
Title:	Vice President